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                                                                     EXHIBIT 3.B
                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                    DaimlerChrysler Wholesale Receivables LLC


           The undersigned hereby adopt this Amended and Restated Limited Liability Company Agreement (the "Agreement") as of the 31st day of May, 2000, in connection with the continuation of DaimlerChrysler Wholesale Receivables LLC, a limited liability company (the "Company"). Definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Each Independent Director joins in the execution of the Agreement and agrees to be bound by its terms.

         WHEREAS, the Company was formed by the filing of the Certificate of Formation with the State of Delaware on February 24, 2000 and the execution and delivery by U. S. Auto Receivables Company (the "Initial Member") of a limited liability company agreement of the Company, dated as of February 29, 2000 (the "Original Agreement"); and

         WHEREAS, on the date hereof, the Initial Member merged into Chrysler Financial Receivables Corporation with Chrysler Financial Receivables Corporation suriving such merger; and

         WHEREAS, Chrysler Financial Receivables Corporation is hereby being admitted to the Company as a Member and Chrysler Auto Receivables Company is hereby being admitted to the Company as the Independent Member and, together, the Members and the Independent Directors are (i) continuing the Company without dissolution, and (ii) amending and restating the Original Agreement in the form of this Agreement.

         NOW, THEREFORE, the Members and Independent Directors declare as follows:

         1. Organization of Company.

         1.1 Formation. The Member hereby continues a limited liability company pursuant to the provisions of the Act and this Agreement.

         1.2 Name and Office. The name of the Company shall be DaimlerChrysler Wholesale Receivables LLC, and its office shall


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be located at 27777 Franklin Road, Southfield, Michigan 48034 or such other place as the Member may determine from time to time.

         1.3 Duration. The Company shall continue in existence perpetually, unless the Company shall be sooner dissolved and its affairs wound up in accordance with this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of its Certificate of Formation in accordance with the Act.

         1.4 Registered Office and Resident Agent. The Company's initial registered office shall be at the office of its resident agent at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, and the name of its initial resident agent at such address shall be The Corporation Trust Company. The registered office and resident agent may be changed from time to time in accordance with the Act. If the resident agent shall ever resign, the Company shall promptly appoint a successor.

         1.5 Authorization. The Company by or through any Member on behalf of the Company may enter into and perform any and all business and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other person, notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member to enter into other agreements on behalf of the Company.

         2. Definitions.

         As used in this Agreement, the following terms shall have the following meanings:

         The "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

         "Adjusted Deficit Capital Account Balance" means, with respect to any Member, the deficit balance, if any, in such Member's capital account as of the end of the relevant Company Fiscal Year, (1) increased by any amounts which such Member is obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), plus an amount equal to such Member's share of Company Minimum Gain and such Member's share of Member Nonrecourse Debt Minimum Gain and
(2) decreased by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         "Affiliate" means any person which directly or indirectly through one or more intermediaries controls, is controlled by, or



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is under common control with the Member.

         "Agreement" means this Amended and Restated Limited Liability Company Agreement of the Company and any amendments adopted in accordance with this Agreement and the Act.

         The "Articles" means the Certificate of Formation of the Company, including any restatements or amendments, which are filed with the Secretary of State of the State of Delaware.

         "Bankruptcy" means, with respect to any person, if such person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, reciever or liquidator of the person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any stature, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such person's consent or acquiescence of a trustee, receiver or liquidator of such person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. With respect to a Member, the foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Section 18-101(1) and 18-304 of the Act.

         "Book Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) the initial Book Value of any asset contributed (or deemed contributed) to the Company shall be such asset's gross fair market value at the time of such contribution;

          (b) the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values at the times specified in Treasury Regulations under Code
                        Section 704(b) if the



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                        Company so elects; and

          (c) if the Book Value of an asset has been determined pursuant to clause (a) or (b), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         "Capital Accounts" shall have the meaning set forth in Section 7.1 of this Agreement.

         "Capital Contributions" means the amount of all cash or the agreed upon value of other property of services contributed to the Company.

         The "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company Minimum Gain" means an amount determined in accordance with Treasury Regulation Section 1.704-2(d) for partnership minimum gain by computing, with respect to each nonrecourse liability of the Company (as defined in Treasury Regulation Section 1.752-1(a)(2)), the amount of gain (of whatever character), if any, that would be realized by the Company if (in a taxable transaction) it disposed of property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

         "Depreciation" means for each Fiscal Year of the Company or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Majority Interest.

         The "Fiscal Year" of the Company, and its taxable year for Federal income tax purposes, shall be the calendar year.

         "Independent Director" means an individual who (i) either is not the beneficial owner at the time of such individual's appointment as an Independent Director or at any time thereafter



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while serving as an Independent Director of more than 100 shares in the aggregate of all classes of common stock of DaimlerChrysler AG Corporation ("DCAG"), its subsidiaries and Affiliates , and (ii) is not at such time, and shall not have been at any time during the preceding five years, a director, officer, employee or Affiliate of DCAG or of any of its subsidiaries or Affiliates or of a Major Creditor of DCAG; provided; however, that for purposes of this definition, an individual shall not be deemed to be not independent solely because such person acts as an Independent Director of DCAG or any of its subsidiaries or Affiliates in accordance with the provisions of DCAG's or such subsidiary's or Affiliate's certificate of incorporation, charter, by-laws or other agreement requiring DCAG or such subsidiary or Affiliate to maintain one or more Independent Directors. The term "Major Creditor" shall mean a financial institution to which DCAG has outstanding indebtedness for borrowed money in a sufficiently large amount as would reasonably be expected to influence adversely the judgment of the proposed Independent Director with respect to the interests of the Company when the Company's interests are adverse to those of DCAG.

         "Independent Member" means a member of the Company that is a special purpose corporation formed pursuant to a charter or certificate of incorporation that (i) limits its business purposes and activities and (ii) requires the consent of two or more Independent Directors before such corporation may (A) institute proceedings to have itself or the Company adjudicated a bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against it or the Company; file a petition seeking, or consent to, such corporation's or the Company's reorganization or relief under any applicable federal or state law relating to bankruptcy; consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such corporation or the Company or a substantial part of either's property; make any assignment for the benefit of its or the Company's creditors, admit in writing its inability to pay its or the Company's debts generally as they become due, or take any corporate action in furtherance of any such action or (B) institute, or join in any institution, against any entity in which such corporation holds an ownership interest any bankruptcy, insolvency, liquidation, reorganization or arrangement proceedings or other proceedings under any United States federal or state bankruptcy or similar law.

         "Majority Interest" or "Majority of the Members" means those Members holding more than 50% of the Membership Percentages.

         "Majority of the Remaining Members" means those Members


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holding more than 50% of the Membership Percentages and more than 50% of the
Capital Account balances of the Members.

         "Managers" are the persons that may be designated from time to time by the Members to perform such functions for the Company as may be determined from time to time by the Members or by the Articles.

         "Member Nonrecourse Debt" shall have the meaning, and be determined in the same manner as, partner nonrecourse debt pursuant to Treasury Regulation
Section 1.704-2(b)(4).

         "Member Nonrecourse Debt Minimum Gain" means the amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in the same manner as partner nonrecourse debt minimum gain in accordance with Treasury Regulation Section 1.704-2(I)(3).

         "Member Nonrecourse Deductions" shall have the meaning, and be determined in the same manner as, partner nonrecourse deductions pursuant to Treasury Regulation Section 1.704-2(I)(2).

         "Members" means Chrysler Financial Receivables Corporation and Chrysler Auto Receivables Company and any other person designated as such in Exhibit A, each in its capacity as a "member" of the Company within the meaning of the Act; provided, however, the term "Member" shall not include Special Member. Any reference to a Member shall, unless the context clearly requires otherwise, include a reference to its predecessor and successor (other than a mere assignee not made a substitute Member) in interest.

         "Membership Percentages" means the Members' respective limited liability company interests in the Company as set forth in Exhibit A.

         "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulation Section 1.704-2(c).

         "person" shall have the meaning assigned to such term in the Act.

         "Profits and Losses" means the Company's taxable income or loss for each Fiscal Year (or other period) determined in accordance with the accounting methods followed by the Company for federal income tax purposes (for this purpose all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable



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income or loss) as determined by the independent certified public accountants employed by the Company, with the following adjustments:

                        (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

                        (b) any expenditures of the Company described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Code Section 704(b) and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

                        (c) in the event the Book Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                        (d) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property rather than its adjusted tax basis;

                        (e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

                        (f) notwithstanding the foregoing, any items which are specially allocated pursuant to Section 7.4 shall not be taken into account in computing Profits and Losses.

         "Special Member" means, upon such person's admission to the Company as a member of the Company pursuant to Section 9.4, a person acting as Independent Director, in such person's capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

         All references to statutory provisions shall be deemed to include reference to corresponding provisions of subsequent law.

         3. Purposes. The purposes for which the Company is formed are:

         (a) to acquire, own, hold, service, sell, assign, pledge, finance, refinance and otherwise deal with from time to time (motor vehicle wholesale inventory loans or sales contracts


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secured by, among other things, new or used motor vehicles (the "Contracts");

         (b) to acquire, own, hold, service, sell, assign, pledge, finance, refinance and otherwise deal with collateral securing the Contracts, related insurance policies, related agreements with affiliates, agreements with motor vehicle dealers and other originators or servicers of Contracts and any proceeds or further rights associated therewith;

         (c) to sell, assign, pledge or otherwise transfer Contracts, rights and properties referred to in paragraph (2) above, Certificates and notes to trusts originated by the Company or one of its affiliates (each a "Trust") or to affiliates of the Company;

         (d) to authorize, sell and deliver or participate in the issuance of one or more series or classes of participation certificates or other evidences of interest ("Certificates") or one or more series or classes of bonds, notes or other evidences of indebtedness ("Notes"), in either case issued by Trusts;

         (e) to acquire Certificates or Notes or other property of a Trust, including remainder interests in collateral or reserve accounts;

         (f) to issue, authorize, sell and deliver Notes secured or collateralized by Contracts, Certificates or Notes;

         (g) to hold, and to enjoy all of the rights and privileges as a holder of, any Certificates or Notes;

         (h) to negotiate, authorize, execute, deliver or assume or perform the obligations under any agreement, instrument or document relating to the activities set forth in clauses (a) through (g) above, including but not limited to any trust agreement, sale and servicing agreement, pooling and servicing agreement, indenture, reimbursement agreement, credit support agreement, receivables purchase agreement, indemnification agreement, placement agreement or underwriting agreement; and

         (i) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

         The Company shall have the authority to do all things necessary or convenient to accomplish its purposes and to operate its business, including all powers granted by the Act. The



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Company's business shall be limited to the purposes set forth in this Agreement.
No Member need afford the Company or any Member the opportunity of investing or otherwise participating in any other enterprise, regardless of whether such enterprises, but for this sentence, would be deemed an opportunity of the Company. Moreover, nothing in this Agreement shall prohibit any Member from engaging in any other business activity, whether or not competitive with, similar to, or within the scope of the activities conducted by or on behalf of the Company.

         4. Capital Contributions; Borrowings.

         4.1 Initial Contributions of Members. Each Member shall make or has made the Capital Contributions set forth next to their name in Exhibit A upon the date of their admission to the Company as a Member. No interest shall accrue on any Capital Contribution made to the Company.

         4.2 Additional Capital Contributions. A Member shall not be obligated to make additional capital contributions except upon the consent of all the Members.

         4.3 Resignation. No Member shall be entitled to be repaid any portion of its Capital Account or resign from the Company without the consent of all of the Members or as otherwise provided in this Agreement.

         4.4 Borrowings. The Company may borrow sums to be used for any of the business purposes described in this Agreement; provided, however, that any such borrowing shall require the prior approval of a Majority Interest of the Members , shall not be prohibited by the Articles, any applicable law, regulation or agreement, shall be subordinated in interest to all CARCO Auto Loan Master Trust Series Certificateholders, and any unpaid borrowing shall not represent a claim against the Company or CARCO Auto Loan Master Trust. Any Member may advance such sums to the Company as approved in writing by a Majority Interest. Any amounts borrowed from a Member shall not constitute a contribution to the capital of the Company but shall constitute a debt of the Company which shall be repaid before any distributions to the Members.

         4.5 Additional Members. No additional Members shall be admitted to the Company without the unanimous consent of the existing Members.

         5. Management.

         5.1 Powers of the Members.

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         (a) The Company shall be managed by its Members. Subject to the other provisions of this Section 5 and Section 6, each Member shall have the authority, on behalf of the Company, to do all things appropriate to the accomplishment of the purposes of the Company, including (but not limited to):
(1) acquiring and selling, assigning and transferring installment obligations, leases, retail installment sales contracts, inventory loans, promissory notes, security agreements and receivables, (2) disbursing Company funds for Company purposes; (3) investing and reinvesting Company funds; (4) executing contracts, notes, mortgages and other writings; (5) employing attorneys, accountants, managers or other agents, which may include Affiliates of the Company; (6) paying all Company obligations; (7) performing all ministerial acts and duties relating to the payment of all indebtedness, taxes and assessments due or to become due with regard to any property of the Company; (8) purchasing and maintaining insurance on behalf of the Company against any liability or expense asserted against or incurred by the Company; (9) transacting the Company's business under an assumed name or name other than its name as set forth in the Certificate of Formation and filing a certificate of assumed name in any applicable jurisdiction; (10) appointing any Member or other person as agent for service of process on the Company as required by the law of any state in which the Company transacts business; (11) commencing, prosecuting or defending any proceeding in the Company's name; and (12) doing such other acts as may facilitate the Company's exercise of its powers, provided, however, that all such acts shall fall within the business purposes of the Company as set forth in this Agreement.

                        (b) Notwithstanding anything in this Agreement to the contrary, the Members shall ensure that the Company shall at all times have at least one Independent Member, which may be the sole Member, and no action of the type described in Section 6 shall occur without the consent of each such Independent Member.

                        (c) The Members, acting by Majority Interest and by a written instrument, may from time to time delegate all or any of their powers or duties hereunder (except as provided in Section 6) to one or more Members. Any Member may by written instrument delegate any of its powers and duties (except as provided in Section 6) to any other Member, in which event any exercise or performance of such powers or duties by such Member shall be treated as the action of the delegating Member as well as the acting Member.

                        (d) Each Member irrevocably appoints the other Members as its attorney-in-fact on its behalf and in its stead to execute, swear to and file the Certificate of Formation and any amendment or revocation of the Certificate of Formation and to


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execute, sign any Member's name to, swear to and file any writing, and to give any notice which may be required by any rule or law and which may be appropriate in order to effect any action by or on behalf of the Company or the Members taken as provided in this Agreement or which may be necessary or appropriate to correct any errors or omissions. This power of attorney is coupled with an interest and shall not be revoked by the act of any Member. This power of attorney shall survive (i) the subsequent dissolution or incapacity of the appointing Member and (ii) an assignment by any Member of its interest in the Company; provided, however, that where a Member's entire interest is assigned to an assignee who becomes a substitute Member in its stead this power shall survive for the sole purpose of enabling such Member to effect such substitution. Each Member shall provide 7-days' prior written notice of actions to be taken as attorney-in-fact on behalf of another Member and the acting Member shall be authorized to take such actions unless the other Member objects in writing within the 7-day notice period.

                        (e) James G. Leyden, Jr. is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an "authorized person" ceased, and the Members, acting jointly or singly, thereupon became the designated "authorized persons" and shall continue as the designated "authorized persons" within the meaning of the Act. The Members, acting jointly or singly, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Michigan and in any other jurisdiction in which the Company may wish to conduct business. A copy of the Certificate of Formation or amendments will be provided to each Member upon his written request to the Company.

                        (f) Subject to the other provisions of this Section 5 and Section 6, the Members shall have full power to act for and to bind the Company to the extent provided by Delaware law and this Agreement. Every contract, note, mortgage, lease, deed or other instrument executed by any Member shall be conclusive evidence that at the time of execution, this Company was then in existence, that this Agreement had not theretofore been terminated or amended in any manner and that the execution and delivery of such instrument was duly authorized by the Members.

                        (g) Chrysler Financial Receivables Corporation and any successor member shall act as "tax matters partner" of the Company, as defined in Code Section 6231(a)(7).



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         5.2 Limitations on Powers. Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by any Member on behalf of the Company without prior written notice to all Members outlining the proposed action followed by the written consent of a Majority Interest of the Members with respect to: (a) any mortgage, grant of security interest, pledge or encumbrance of any asset of the Company; (b) any merger of the Company with another entity; (c) a transaction involving an actual or potential conflict of interest between a Member and the Company; (d) any change in the character of the business and affairs of the Company; (e) the commission of any act which would make it impossible for the Company to carry on its ordinary business and affairs; or (f) any act that would contravene any provision of the Certificate of Formation or this Agreement or the Act.

         5.3 Self Dealing. Any Member and any Affiliate of a Member may deal with the Company, directly or indirectly, as vendor, purchaser, employee, agent or otherwise. No contract or other act of the Company shall be voidable or affected in any manner by the fact that a Member or his Affiliate is directly or indirectly interested in such contract or other act apart from his interest as a Member, nor shall any Member or his Affiliate be accountable to the Company or the other Members in respect of any profits directly or indirectly realized by him by reason of such contract or other act, and such interested Member shall be eligible to vote or take any other action as a Member in respect of such contract or other act as it would be entitled were he or his Affiliate not interested therein. Notwithstanding the foregoing provisions of this Section 5.3, (a) any direct or indirect interest of a Member or Affiliate of a Member in any contract or other act, other than his interest as a Member, shall be disclosed to all other Members, (b) such contract or other act shall be approved by a Majority Interest of the Members unless the same is specifically authorized herein, and (c) the Members shall not receive or hold any property of the Company as collateral security in respect of any claim against the Company.

         5.4 Standard of Care; Liability. Each Member shall discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in the best interests of the Company. A Member shall not be liable for monetary damages to the Company for any breach of any such duties except for receipt of a financial benefit to which the Member is not entitled, voting for or assenting to a distribution to Members in violation of this Agreement or the Act, or a knowing violation of the law.


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         5.5 Compensation. The Company shall reimburse a Member for any reasonable out-of-pocket expenses incurred by the Member on behalf of the Company, provided, however, the Member shall not have any recourse against the Company for such expenses until all CARCO Auto Loan Master Trust Series Certificateholders are paid in full and, in addition, any unpaid expense shall not represent a claim against the Company or CARCO Auto Loan Master Trust. In addition, any Member may receive reasonable compensation for any specific services rendered to the Company as approved by the Majority Interest.

         5.6 Meetings of Members. All Members shall be entitled to vote on any matter submitted to a vote of the Members. Unless a greater vote is required by the Act or this Agreement, the affirmative vote of a Majority Interest of all the Members entitled to vote on such matter shall be required. Meetings of Members for the transaction of such business as may properly come before the Members may be held at such place, on such date and at such time as the Majority Interest shall determine. Special meetings of Members for any proper purpose or purposes may be called at any time by the holders of at least twenty-five percent (25%) of the Membership Percentages of all Members. The Company shall deliver or mail written notice stating the date, time, place and purposes of any meeting to each Member entitled to vote at the meeting. Such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting.

         5.7 Consent. Any action required or permitted to be taken at an annual or special meeting of the Members may be taken without a meeting and without prior notice, if 100% of the Members unanimously consent, in writing, to take the proposed action. Every written consent shall bear the date of consent in lieu of meeting and the signature of each Member who signs the consent.

         6. Power to Institute Bankruptcy or Insolvency Proceedings.


         6.1 Unanimous Vote Required. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Company shall not, and no Member or other person on behalf of the Company shall, without the prior vote or written consent of 100% of the Members of the Company, including each Independent Member and with respect to each Independent Member, two or more of its Independent Directors, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking, or


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consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action.

         6.2 Voting on Bankruptcy or Insolvency. All Members, including each Independent Member, shall be entitled to vote on any proposal of the type described in Section 6.1. The affirmative vote of 100% of all the Members, including each Independent Member, entitled to vote on such a proposal shall be required for such a proposal to be adopted.

         7. Capital Accounts; Profits and Losses; Distributions.

         7.1 Capital Accounts. A capital account shall be maintained for each Member, to which contributions, Profits and any items of income and gain under
Section 7.4 shall be credited and against which distributions and Losses and any items of deduction and loss under Section 7.4 shall be charged. Capital accounts shall be maintained in accordance with the accounting principles of Code Section 704 and the regulations thereunder.

         7.2 Allocation of Profits and Losses.

                        (a) The Profits and Losses of the Company shall be determined as of the end of each Fiscal Year of the Company and, except as provided in Section 7.4, shall be allocated among the Members in proportion to their respective Membership Percentages.

                        (b) If there is an addition, withdrawal or substitution of, or any other change in the interest of, any Member during the period covered by an allocation, then subject to any agreement between the persons affected, the Profits and Losses for the period shall be allocated among the varying interests consistent with the provisions of Code Section 706(d) and any regulations promulgated thereunder. If Code Section 706(d) or any regulation thereunder allows alternative methods of allocation, the Majority Interest shall determine which alternative methods to use in allocating Profits and Losses among the varying interests.

         7.3 Distributions.

                        (a) The Company shall distribute to the Members from time to time such sums as the Majority Interest determines to be available for distribution and not required to provide for current or anticipated Company needs. Except as provided in Section 10, all distributions shall be made to the Members in proportion to their respective Membership Percentages on the date of the distribution.

                        (b) No distributions shall be declared and paid unless the distribution is made in accordance with the Act and, after the distribution is made, the Company would be able to pay its debts as they become due in the usual course of business and the assets of the Company are in excess of the sum of: (I) the Company's liabilities, plus (ii) the amount that would be needed to satisfy the preferential rights of other Members upon dissolution that are superior to the rights of the Members receiving the distribution. No Member shall have the status of a creditor of the Company with respect to any distribution.

         7.4 Other Allocations. Notwithstanding the foregoing provisions of this
Section 7 or any other provision of this Agreement, the following provisions shall apply:

                        (a) Compliance With Treasury Regulations. It is anticipated that the Company may eventually be treated as a partnership for federal income tax purposes and, accordingly, the partnership tax provisions of the Code shall apply to the Company and its Members. It is the intent of the Members that each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Section 7 to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Section 7, the Majority Interest is authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Section 7 to the extent that allocation of income, gain, loss, deduction, or credit (or item thereof) in the manner provided for in this Section 7 would cause the determinations and allocations of each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704(b) of the Code and Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 7.4 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Section 7 and no amendment of this Agreement or approval of any Member shall be required. The terms used in this
Section 7 shall have the same meaning as in such Treasury Regulations.

                        (b) Only Required Modifications. In making any allocation (the "new allocation") under Section 7.4, the Majority

Interest is authorized to act only after having been advised by the Company's accountants that, under Section 704(b) of the Code and the Treasury Regulations thereunder (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this
Section 7 necessary in order to assure that, either in the then current year or in any preceding year, each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with this Section 7 to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

                        (c) Minimum Gain Chargeback Attributable to Decrease in Company Minimum Gain. If there is a net decrease in Company Minimum Gain during a Company Fiscal Year so that an allocation is required by Treasury Regulation
Section 1.704-2(f), then each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Member's share of the net decrease in Company Minimum Gain as determined by Treasury Regulation Section 1.704-2(g)(2). Such special allocation shall satisfy the requirements of Treasury Regulation Section 1.704-2(f), or the corresponding provisions of subsequently adopted Treasury Regulations, in order that the allocations provided for in this Section 7 will be recognized for federal income tax purposes.

                        (d) Minimum Gain Chargeback Attributable to Decrease in Member Nonrecourse Debt Minimum Gain. If there is a net decrease in the Member Nonrecourse Debt Minimum Gain during any Fiscal Year, any Member who has a share of such Member Nonrecourse Debt Minimum Gain (as determined in the same manner as partner nonrecourse debt minimum gain under Treasury Regulation Section 1.704-2(i)(5)) shall be specially allocated items of income or gain for such year (and, if necessary, subsequent Fiscal Years) equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain in the manner and to the extent required by Treasury Regulation Section 1.704-2(i)(4).

                        (e) Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), any of which causes or increases an Adjusted Deficit Capital Account Balance in such Member's capital account, then he will be specially allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance created or increased by such adjustment, allocation, or distribution as quickly as possible.

                        (f) Gross Income Allocation. If a Member has an Adjusted Deficit Capital Account Balance at the end of a Company taxable year, such Member shall be allocated items of income and gain in the amount of such Adjusted Deficit Capital Account Balance as quickly as possible in order to eliminate it.

                        (g) Allocation of Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Membership Percentages.

                        (h) Allocation of Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

                        (i) Curative Allocations. If the Company is required by
Section 7.4(a),(c),(d),(e),(f),(g), or (h) to make any new allocation in a manner other than as provided for in this Section 7 without regard thereto, then the Majority Interest is authorized and directed, insofar as it is permitted to do so by Section 704(b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in the current Fiscal Year (or subsequent Fiscal Years, if necessary) in such manner so as to bring the proportions of income, gain, loss, deduction, or credit (or item thereof) allocated to the Members as nearly as possible to the proportion otherwise contemplated by this
Section 7 without regard thereto; provided, however, that Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Company Minimum Gain and Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Member Minimum Gain; and provided, further that such Nonrecourse Deductions and Member Nonrecourse Deductions shall not in any event be taken into account to the extent that the Majority Interest reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to
Section 7.4(c) or (d).

                        (j) Advice of Accountants. Allocations made by the Majority Interest under this Section 7.4 in reliance upon the advice of the Company's accountants shall be deemed to be made pursuant to any fiduciary obligation to the Company and the Members.

                        (k) Section 754 Election. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m) in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Section of the Regulations.

                        (l) Imputed Interest. If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent Federal income tax law, then any item of income or expense attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged to his capital account, as appropriate.

                        (m) Contributed Property. Income, gain, loss or deduction with respect to any property contributed by a Member shall, solely for tax purposes, be allocated among the Members, to the extent required by Code
Section 704(c) and the regulations thereunder, to take account of the variation between the adjusted tax basis of such property and its Book Value at the time of contribution to the Company. If the Book Value of any Company property is adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv), subsequent allocations of income, gain, loss and deduction and the Book Value of such property shall be adjusted as provided in Code Section 704(c) and the regulations thereunder. If Code Section 704(c) and the regulations thereunder allow alternative methods of making such acquired allocations, the Majority Interest shall determine which alternative method to use.

          7.5 Share of Excess Nonrecourse Liabilities. For purposes of calculating the Members' share of "excess nonrecourse liabilities" of the Company (within the meaning of Treasury Regulation Section 1.752-3(a)(3)), the Members intend that they be considered as sharing profits of the Company in proportion to their respective Membership Percentages.

         8. Exculpation of Liability; Indemnification.

         8.1 Limitation of Liability. Except as provided by the Act or expressly assumed, a person who is a Member shall not be liable for the acts, debts or liabilities of the Company solely by reason of being a member of the Company.

         8.2 Indemnification. To the fullest extent permitted by law, the Company hereby indemnifies each Member, employee or agent of the Company, who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (other than an action by or in the right of the Company) by reason of the fact that such person is or was a Member, employee or agent of the Company against expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, provided, however, that such indemnification of the expenses is subordinated to the amounts owing CARCO Auto Loan Master Trust Series Certificateholders and will not represent a claim against the Company or CARCO Auto Loan Master Trust and will only be made out of the assets of the Company and no Member shall be liable for such indemnification.

         9. Term of Company.

         9.1 Commencement. The term of the Company shall commence upon the filing of the Certificate of Formation with the Delaware Secretary of State.

         9.2 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

               (a)  By the written consent of all of the Members; or

               (b)  Upon entry of a decree of judicial dissolution; or

               (c) The termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued memberhsip of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designeee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

          9.3 Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or a Special Member shall not cause a Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

          9.4 Special Members. Upon the occurrence of any event that causes there to be no members of the Company, each person acting as an Independent Director shall, without any action of any Person and simultaneously with the last Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as an Independent
Director: provided , however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitations, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Independent Member shall cause each person acting as an Independent Director to execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Director shall not be a member of the Company.

          10. Distribution of Assets. Upon dissolution of the Company, the Company shall cease carrying on its business and affairs and shall commence winding up of the Company's business and affairs and complete the winding up as soon as practicable. The Company's affairs shall be concluded by a Member or Members selected in writing by the Majority Interest. The assets of the Company may be liquidated or distributed in kind, as determined by the Majority Interest, and the same shall first be applied to the payment of, or to a reserve for the payment of, the Company's liabilities (including such provision for contingent conditional or unmatured liabilities known to the Company) and then to the Members in accordance with their respective positive Capital Accounts after allocations pursuant to Sections 7.2 and 7.4 for the current Fiscal Year. If the assets of the Company shall not be sufficient to pay all of the liabilities of the Company, to the fullest extent permitted by law, no assets of the Company may be sold or disposed of without the written consent of all of the holders of outstanding securities issued by CARCO Auto Loan Master Trust and any trust formed in the future in respect of a transaction to which the Company is a party. If Company assets are distributed in kind, the assets so distributed shall be valued at their current fair market values and the unrealized appreciation or depreciation in value of the assets shall be allocated to the Members' Capital Accounts in the manner described in Sections 7.2 and 7.4 as if such assets had been sold, and such assets shall then be distributed to the Members in accordance with their respective positive capital accounts as so adjusted. To the extent that Company assets cannot either be sold without undue loss or readily divided for distribution in kind to the Members, then the Company may, as determined by the Majority Interest, convey those assets to a trust or other suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Members at a future date. The legal form of the holding entity, the identity of the trustee or other fiduciary, and the terms of its governing instrument shall be determined by the Majority Interest.

         11. Restriction on Transfers of Interests.

         11.1 No Transfers Permitted. No Independent Member may assign, pledge or otherwise transfer his interest in the Company in whole or part except to another Independent Member, and upon approval by all the other Members. Any attempt by an Independent Member to transfer his interest to anyone but another Independent Member shall be null and void. There are no transfer restrictions with respect to Members other than Independent Members. If a Member transfers its limited liability company interest in the Company pursuant to this Section 11.1, the transferee shall be admitted to the Company as a member of the Company upon (I) its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement, and (ii) its designation as a Member in Exhibit A. If a Member transfers all of its limited liability company interest in the Company pursuant to this Section 11.1, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

         12. Investment Representation. The Members represent to each other and to the Company that they are acquiring their respective limited liability company interests in the Company for their own accounts, and without a view to selling or pledging them.

         13. Amendments.

This Agreement may be amended only by written agreement of all the Members. The Company shall not, without the prior written consent of each Trustee of any Trust or Indenture which the Company is a party and of each nationally recognized rating agency that has rated any Certificates or Notes issued by such Trust or pursuant to such Indenture, amend, alter, change or repeal the definition of Independent Member, the definition of Special Member, or Section 3, Article 6 or this Section 13. Subject to the foregoing limitation, the Members reserve the right to amend, alter, change or repeal any provision contained in this Agreement or the Articles in the manner now or hereafter prescribed by statute, and all rights conferred upon Members herein are granted subject to this reservation.

        14. Miscellaneous Provisions.

         14.1 Institution of Bankruptcy Proceedings. The Company shall not without the consent of all its Members, including each Independent Member, institute against, or join in any institution against, any entity in which the Company holds an ownership interest, any bankruptcy, insolvency, liquidation, reorganization or arrangement proceedings or other proceedings under any United States, federal or state bankruptcy or similar law. When acting on matters subject to a vote of the Members under this Agreement, the Members shall to the fullest extent permitted by law, including Section 18-1101(c) of the Act, take into account the interests of the creditors of the Company as well as that of the Members.

         The Company shall not, without the prior written consent of each nationally recognized rating agency which has an outstanding rating in effect with respect to Notes or Certificates that are issued by a Trust or pursuant to an Indenture to which the Company is a party, amend, alter, change or repeal this Section 14.1.

         14.2 Books of Account; Reports. (a) The Company shall keep true and complete books of account and records of all Company transactions. The books of account and records shall be kept at the principal office of the Company. The Company shall maintain at such office (i) a list of names and addresses of all Members; (ii) a copy of the Articles together with executed copies of all powers of attorney, if any, pursuant to which the Articles have been executed; (iii) copies of the Company's federal, state and local income tax returns and reports for the three most recent years; (iv) copies of the Company's current Agreement; and (v) copies of the financial statements of the Company for the three most recent years. Such Company records shall be available to any Member or his designated representative during ordinary business hours at the reasonable request and expense of such Member.

                        (b) The Company will use its best efforts to furnish, or cause to be furnished, to Members the following items on the date indicated:

                             (1) an annual report consisting of an income statement for the prior year and a balance sheet as of the year ended.

                             (2) such other information concerning the Company and the property of the Company as may be appropriate in order to make full and fair disclosure to the members of the current financial and operating conditions of the Company - as required.

                             (3) member information tax returns.

         14.3 Bank Accounts and Investment of Funds. All funds of the Company shall be deposited in its name in such checking accounts, savings accounts, time deposits, or certificates of deposit or shall be invested in such other manner, as shall be designated by the Majority Interest from time to time. Withdrawals shall be made upon such signature or signatures as the Majority Interest may designate.

         14.4 Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Majority Interest in accordance with generally accepted accounting principles consistently applied. Such decisions shall be acceptable to the accountants retained by the Company, and the Majority Interest may rely upon the advice of the accountants as to whether such decisions are in accordance with generally accepted accounting principles.

         14.5 Federal Income Tax Elections. The Company shall, to the extent permitted by applicable law and regulations and upon obtaining any necessary approval of the Commissioner of Internal Revenue, elect to use such methods of depreciation, and make all other Federal income tax elections in such manner, as the Majority Interest determines to be most favorable to the Members. The Majority Interest may rely upon the advice of the accountants retained by the Company as to the availability and effect of all such elections.

         14.6 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may be modified only as provided herein. No representations or oral or implied agreements have been made by any party hereto or his agent, and no party to this Agreement relies upon any representation or agreement not set forth herein. This Agreement supersedes any and all other agreements, either oral or written, by and among the Company and its Members, including the Original Agreement.

         14.7 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, telephonically transmitted by telecopier or other similar means, one (1) day after having been delivered to a delivery courier for next day delivery, with proof of delivery to the recipient received by the courier in the form of a signature of recipient, or three (3) days after having been deposited in the United States mail, as certified mail with return receipt requested and with postage prepaid, addressed to the Members at the addresses listed in Exhibit A. The addresses and other information so indicated for any Member may be changed by written notice.

         14.8 Further Execution. Upon request of the Company from time to time, the Members shall execute and swear to or acknowledge any amended Articles and any other writing which may be required by any rule or law or which may be appropriate to the effecting of any action by or on behalf of the Company or the Members which has been taken in accordance with the provisions of this Agreement.

         14.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns. None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Company or the Members or any other person not a party to this Agreement.

         14.10 Severability. The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

         14.11 Captions. All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

         14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. The Company shall have custody of the counterparts executed in the aggregate by all Members.

         14.13 Delaware Law to Control. The validity and interpretation of, and the sufficiency of performance under, this Agreement shall be governed by Delaware law, without regard to principal of conflict of laws.

         14.14 Binding Agreement. Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Independent Directors, in accordance with its terms. In addition, the Independent Directors shall be intended beneficiaries of the Agreement.

         The parties have executed this Agreement effective as of the date first above written.

                    DaimlerChrysler Wholesale Receivables LLC

                                    EXHIBIT A




Members                                Capital               Membership
Name and Address                       Contributions         Percentages
----------------                       -------------         -----------

Chrysler Financial Receivables
Corporation
27777 Franklin Road
Southfield, Michigan 48034             $49,000                 99%
                                       -------                ---


Chrysler Auto Receivables
Company
27777 Franklin Road
Southfield, Michigan 48034             $ 1,000                  1%
                                       -------                ---


Total                                  $50,000                100%
                                       =======                ===



                    DaimlerChrysler Wholesale Receivables LLC

                              Member Signature Page



                                      Chrysler Financial Receivables Corporation



                                            By:  /s/ Byron C. Babbish
                                               -------------------------------
                                               Name:  Byron C. Babbish
                                               Title: Assistant Secretary


                                      Chrysler Auto Receivables Company



                                            By:   /s/ Byron C. Babbish
                                               -------------------------------
                                               Name:  Byron C. Babbish
                                               Title: Assistant Secretary


STATE OF MICHIGAN  )
                   ) SS.
COUNTY OF OAKLAND  )

                The foregoing instrument was subscribed and sworn to before me on May 31, 2000 by:


                                              /s/ Notary Public
                                          -------------------------------



                                   INDEPENDENT DIRECTORS/SPECIAL MEMBERS:

                                             /s/ M. A. Kickham
                                          -------------------------------



                                             /s/ J. A. Sellgran
                                          -------------------------------